Exhibit 3.4

CERTIFICATE OF CONVERSION

OF

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(a Maryland corporation)

TO

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(a Delaware corporation)

This Certificate of Conversion, dated July 1, 2024, is being duly executed and filed by Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Maryland Corporation”), to convert the Maryland Corporation to HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 265 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

1. The Maryland Corporation was first incorporated as a stock corporation on November 7, 2012, under the laws of the State of Maryland and was a stock corporation under the laws of the State of Maryland immediately prior to the filing of this Certificate of Conversion.

2. The name of the Maryland Corporation immediately prior to the filing of this Certificate of Conversion was Hannon Armstrong Sustainable Infrastructure Capital, Inc. Immediately prior to the filing of this Certificate of Conversion, the Maryland Corporation was a stock corporation under the laws of the State of Maryland.

3. The name of the Corporation as set forth in its certificate of incorporation filed in accordance with Section 265(b) of the General Corporation Law is HA Sustainable Infrastructure Capital, Inc.

4. The conversion of the Maryland Corporation to the Corporation shall be effective at 11:59 p.m. Eastern time on July 2, 2024.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the date first-above written.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.,
a Maryland corporation

By:	/s/ Marc Pangburn
Name:	Marc Pangburn
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Conversion]